PROMISSORY NOTE

For value received, BIOSHAFT WATER TECHNOLOGY, INC. (the “Borrower”) promises to pay to the order of PREMIER FINANCIAL AND MARKETING CO. LTD. (the “Lender”) in lawful money of the United States of America, the aggregate amount of $500,000 (the “Principal Amount”), plus interest at a rate of 15% per annum, calculated compounded monthly, both before and after maturity and default, as follows:

1.

Interest shall be payable monthly in arrears on the last business day of each month, commencing August 31, 2008 until the Principal Amount is paid in full.

2.

The Principal Amount and all accrued and unpaid interest shall be due and be paid in full on August 11, 2009.

3.

The Principal Amount may be prepaid in whole or in part at any time without notice, bonus or penalty, together with all interest accrued and unpaid to the date of such prepayment.

This Promissory Note is being delivered in accordance with a Loan Agreement between the Borrower and the Lender dated August 11, 2008.  The Loan Agreement, among other things, contains provisions for the acceleration of the maturity of the Principal Amount and requirements for prepayment of the Principal Amount, in each case upon the happening of certain stated events.

The Borrower waives presentment, demand, notice of dishonour and protest or further notice of any kind and agrees that it shall remain liable in respect of this note as if presentment, demand, notice of dishonour and protest had been duly made or given.

Dated: August 11, 2008.

BIOSHAFT WATER TECHNOLOGY, INC.

By:

/s/

Authorized Signatory